EXHIBIT 5.1
[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]
December 20, 2007
Nortel Networks Limited
195 The West Mall
Toronto, Ontario M9C 5K1
Canada
Ladies and Gentlemen:
     We have acted as special United States counsel to Nortel Networks Limited, a Canadian corporation (the “Company”), in connection with the Registration Statement on Form S-4 (No. 333-145972) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), in respect of (a) up to U.S.$450,000,000 aggregate principal amount of the Company’s 10.75% Senior Notes due 2016 (the “New 2016 Fixed Rate Notes”) to be offered in exchange for any and all of the Company’s outstanding 10.75% Senior Notes due 2016 originally issued on July 5, 2006 (the “Old 2016 Fixed Rate Notes”), (b) up to U.S.$550,000,000 aggregate principal amount of the Company’s 10.125% Senior Notes due 2013 (the “New 2013 Fixed Rate Notes”) to be offered in exchange for any and all of the Company’s outstanding 10.125% Senior Notes due 2013 originally issued on July 5, 2006 (the “Old 2013 Fixed Rate Notes”) and (c) up to U.S.$1,000,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2011 (the “New Floating Rate Notes” and, together with the New 2016 Fixed Rate Notes and the New 2013 Fixed Rate Notes, the “New Notes”) to be offered in exchange for any and all of the Company’s outstanding Floating Rate Senior Notes due 2011 originally issued on July 5, 2006 (the “Old Floating Rate Notes” and, together with the Old 2016 Fixed Rate Notes and the Old 2013 Fixed Rate Notes, the “Old Notes”). The New Notes will be fully and unconditionally guaranteed by Nortel Networks Corporation, a Canadian corporation (“NNC”), and initially guaranteed by Nortel Networks Inc., a Delaware corporation (“NNI”, together with NNC, the “Guarantors”, and the Guarantors together with the Company, the “Registrants”). The New Notes will be issued under an indenture dated as of July 5, 2006 (the “Base Indenture”) among the Company, as issuer, NNC and NNI, as guarantors, and The Bank of New York, as trustee, as supplemented by the first supplemental indenture dated as of July 5, 2006 (the “First Supplemental Indenture”) and the second supplemental indenture dated as of May 1, 2007 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Indenture includes the guarantees of the New Notes by the Guarantors (the “Guarantees”).

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     In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Indenture;

(b)	the Registration Statement;

(c)	the form of the New Notes and Guarantees incorporated by reference in Exhibit 4.4 to the Registration Statement; and

(d)	copies of NNI’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the Assistant Secretary of NNI, respectively.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of NNI and such other instruments and other certificates of public officials, officers and representatives of NNI and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (a) the accuracy as to factual matters of each document we have reviewed and (b) that the New Notes and Guarantees will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the New Notes and Guarantees, in the form incorporated by reference in Exhibit 4.4 to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes, (a) the New Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that each Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Registrants regarding matters of the federal law of the United States of America, the law of the State of New York or, in the case of NNI, the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation); (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) with respect to the Company and NNC, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. Furthermore, we express no opinion with respect to the enforceability of the second paragraph of the Guarantees to the effect that each Guarantor is liable as a primary rather than secondary obligor or with

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respect to Section 113 of the Indenture relating to waiver of jury trial. We also note that the waiver of defenses relating to the Guarantees in the second paragraph of the Guarantees may be ineffective to the extent that any such defense involves a matter of public policy in New York.
     The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law).
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Craig B. Brod
Craig B. Brod, a Partner